Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

Cetus Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid	Other	Rights included as part of the Units(7)	457	(g)	6,900,000	—	—	—	—
Fees To Be Paid	Equity	Class A Common Stock underlying Rights(5)	457	(g)	690,000	$10.00	$6,900,000	$0.0000927	$639.63
Fees Previously Paid	Equity	Units(2)	—		6,900,000	$10.00	$69,000,000	$0.0000927	$6,396.30
Fees Previously Paid	Equity	Class A common stock(3)(5)	—		6,900,000	—	—	—	—
Fees Previously Paid	Equity	Redeemable Warrants(4)(5)	—		6,900,000	—	—	—	—
Fees Previously Paid	Equity	Class A common stock(5)(6)	—		69,000	—	$690,000	$0.0000927	$63.97
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts						$69,690,000		$7,099.90
	Total Fees Previously Paid								$6,460.27
	Total Fee Offsets								0
	Net Fee Due								$639.63

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Each Unit consists of one share of Class A common stock, $0.0001 par value, one redeemable warrant and one right to receive one-tenth (1/10) of one share of Class A common stock upon consummation of the registrant’s initial busines combination.
(3)	The shares of Class A common stock, $0.0001 par value, are included in the Units. Pursuant to Rule 457(g) under the Securities Act, no separate filing fee is due.
(4)	The redeemable warrants are included in the Units. Each redeemable warrant is exercisable for one share of Class A common stock. Pursuant to Rule 457(g) under the Securities Act, no separate filing fee is due.
(5)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(6)	Represents shares of Class A common stock that may be issued to the representative of the underwriters of the registrant’s initial public offering upon the closing of the initial public offering.
(7)	The rights are included in the Units. Each right entitles the holder to receive one-tenth (1/10) of one share of Class A common stock upon consummation of the registrant’s initial business combination. Pursuant to Rule 457(g) under the Securities Act, no separate filing fee is due.